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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report:  OCTOBER 2, 2000               Commission File No. 0-23521
                 ---------------                                   -------
(Date of earliest event reported)


                              MKS INSTRUMENTS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)



        Massachusetts                                      04-2277512
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(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

Six Shattuck Road, Andover, Massachusetts                    01810
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(Address of principal executive offices)                   (Zip Code)

                                 (978) 975-2350
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              (Registrant's telephone number, including area code)


ITEM 5.   OTHER EVENTS.

     On October 2, 2000, MKS Instruments, Inc. ("MKS"), Mango Subsidiary Corp., a wholly owned subsidiary of MKS ("Sub") and Applied Science and Technology, Inc. ("ASTeX") entered into an Agreement and Plan of Merger ("Merger Agreement"). Pursuant to the Merger Agreement, Sub will merge with and into ASTeX, with ASTeX surviving the merger as a wholly owned subsidiary of MKS. The merger, which has been approved by the Board of Directors of each company, is subject to regulatory and MKS and ASTeX stockholder approval and other customary conditions to closing.

     Certain affiliates of ASTeX, holding an aggregate of approximately 5.9% of the outstanding shares of ASTeX common stock, have agreed to vote in favor of the merger. In the event that


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the Merger Agreement is terminated under certain circumstances, a termination fee of $9,075,000 is payable.

     Pursuant to the Merger Agreement, MKS will issue 0.7669 share of MKS common stock for each share of ASTeX common stock outstanding immediately prior to the close of the transaction. Based on the number of shares of ASTeX and MKS currently outstanding, MKS will issue approximately 11 million shares of its common stock to complete the merger, representing approximately 30% of MKS's then outstanding shares. In addition, MKS will assume all ASTeX stock options outstanding at the effective time of the merger. The transaction is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and is expected to be accounted for as a pooling transaction.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 11, 2000                      MKS INSTRUMENTS, INC.
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                                             /s/ Ronald C. Weigner
                                             -----------------------------------
                                             Ronald C. Weigner
                                             Vice President and Chief Financial
                                              Officer


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                                INDEX TO EXHIBITS

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EXHIBIT
NO.               DESCRIPTION
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
99.1              Press release dated October 2, 2000 by the Registrant.
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